Exhibit 23.1   Consent of Marcum & Kliegman LLP

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Pegasus Communications Corporation on Form S-8 (File Nos. 333-22845-99, 333-22823-99, 333-52755-99, 333-33756-99 and 333-63154) of our report dated March 3, 2006 with respect to our audit of the consolidated financial statements and related consolidated financial statement schedule of Pegasus Communications Corporation as of December 31, 2005 and 2004 and for the years then ended December 31, 2005, which report is included in this Annual Report on Form 10-K of Pegasus Communications Corporation for the year ended December 31, 2005.

Our report on the consolidated financial statements refers to the adoption of new accounting pronouncements effective July 1, 2005 and March 31, 2004 and the deconsolidation of certain of the Company’s subsidiaries effective June 2, 2004 due to the subsidiaries filing for Chapter 11 bankruptcy protection under the United States Bankruptcy Code. The deconsolidation subsidiaries had represented substantially all of the Company’s operating activities.

\s\ Marcum & Kliegman LLP

Marcum & Kliegman LLP
Melville, New York
April 5, 2006